UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2016

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2016, the Compensation Committee of the Board of Directors of YRC Worldwide Inc. (the “Company”) approved a new Performance Stock Unit Agreement (the “New Agreement”) to grant performance-based stock unit awards (“PSUs”) pursuant to the YRC Worldwide Inc. Amended and Restated 2011 Incentive and Equity Award Plan. Other than a change in the definition of “Adjusted Operating Income,” the New Agreement is substantially similar to the performance stock unit agreement approved and filed as Exhibit 10.2 to the Current Report on Form 8-K filed by the Company on March 13, 2015 (the “2015 Agreement”). The number of shares that may be earned pursuant to the New Agreement will continue to be determined based upon the performance measure of adjusted return on invested capital of the Company (“Adjusted ROIC”), measured over a one-year period. “Adjusted ROIC” continues to equal Adjusted Operating Income divided by total invested capital. “Adjusted Operating Income” under the New Agreement is defined as operating income, as reported on the Company’s Consolidated Statement of Operations in its Annual Report on Form 10-K, (a) reduced by the dividends paid in the performance year, and (b) adjusted, positively or negatively (as appropriate), by the impact of (i) compliance with California Labor Code Section 226.2 as adopted in October 2015, and effective January 1, 2016, and (ii) any non-cash items not contemplated at the time the performance goals are established by the Compensation Committee. Further, the New Agreement provides for settlement of the PSUs in cash in lieu of Company common stock. PSUs earned under the New Agreement continue to be subject to three-year time based vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Vice President and Controller

Date: March 3, 2016